Exhibit 10.1


     The current compensation for the non-employee directors of ConAgra Foods for the fiscal year beginning May 30, 2005 is as follows. For their services on the board of directors of ConAgra Foods, Inc., non-employee directors are paid $50,000 per year. The Chairmen of the Human Resources, Audit, Corporate Affairs, Nominating and Corporate Governance Committees are paid an additional $25,000 per year. Each non-employee director is paid $1,500 per meeting attended. Each non-employee director earns a grant of 1,800 shares of ConAgra Foods common stock per year under the ConAgra Foods 2000 Stock Plan. Non-employee directors also earn an annual grant of non-statutory options, with an exercise price equal to the fair market value on date of grant, to acquire 9,000 shares of ConAgra Foods common stock under the ConAgra Foods 2000 Stock Plan. The stock and option grants are made following the annual meeting of stockholders each year. Directors are also eligible to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees. The directors' charitable award program was discontinued in 2003. Directors elected to the board prior to 2003 were eligible for the program; the directors who continue participation in the program are entitled to nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra Foods maintains insurance on the lives of its directors to fund the program. Directors derive no personal financial benefit from the program since any insurance proceeds prior to donation and the tax benefit of the donation accrue solely to the benefit of ConAgra Foods.

     The current base salaries for the fiscal year beginning May 30, 2005 for the five executives who will appear as named executive officers in the company's 2005 proxy statement are: Bruce Rohde, $1,200,000; Frank Sklarsky, $500,000; Owen Johnson, $500,000; Kevin Adams, $400,000; and John Gehring, $400,000. Mr. Rohde defers all salary over $940,000 with the deferral invested in ConAgra Foods stock; regular dividends are paid on the stock deferrals. No short-term or long term incentives were paid to executive officers under the company's performance-based plans for the fiscal year ended May 29, 2005. On July 8, 2005, the Human Resources Committee of the board of directors approved discretionary bonuses based on individual contributions to Mr. Johnson of $150,000; Mr. Adams of $94,082; and Mr. Gehring of $229,961 for performance related to his financial control position; and a bonus to Mr. Sklarsky of $500,000 pursuant to the terms of his employment agreement.